As filed with the Securities and Exchange Commission on March 2, 2018

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

F.N.B. Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1255406
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One North Shore Center, 12 Federal Street

Pittsburgh, Pennsylvania 15212

(888) 555-5455

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vincent J. Calabrese, Jr.

Chief Financial Officer

F.N.B. Corporation

One North Shore Center, 12 Federal Street

Pittsburgh, Pennsylvania 15212

(888) 555-5455

(Name, address, including zip code, and telephone number, including area code, of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

Eric A. Koontz

Troutman Sanders LLP

600 Peachtree Street, N.E., Suite 5200

Atlanta, Georgia 30308

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instructions I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer	☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company	☐
	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)

Common Stock, par value $0.01 per share	4,000,000 shares	$14.495	$57,980,000	$7,218.51

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement covers, in addition to the shares of common stock shown above, an indeterminate number of shares of common stock which, by reason of certain events specified in the F.N.B Corporation Dividend Reinvestment and Direct Stock Purchase Plan, may become subject to such plan.
(2)	Calculated pursuant to Rule 457(c), based on $14.495 per share, which was the average of the high and low prices of the registrant’s common stock as reported by the New York Stock Exchange on February 26, 2018.
(3)	Pursuant to Rule 457(p), $4,837.63 of previously paid filing fees have not been used with respect to the unsold securities that were previously registered by F.N.B. Corporation pursuant to Registration Statement No. 333-202408, which was filed on March 2, 2015, and were not sold thereunder. Such fees are being used to offset a portion of the registration fee.

DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN
4,000,000 Shares Common Stock ($.01 Par value)
PROSPECTUS
March 2, 2018

One North Shore Center, 12 Federal Street

Pittsburgh, Pennsylvania 15212

4,000,000 Shares

Common Stock

We have adopted a dividend reinvestment and direct stock purchase plan to provide both existing shareholders and interested new investors a convenient and cost-effective method to purchase shares of our common stock. You may begin participating in our plan by completing a plan enrollment form and returning it to Broadridge Corporate Issuer Solutions, Inc., our plan administrator. Our common stock is listed on the New York Stock Exchange under the symbol “FNB.” If you are currently participating in our plan, you do not need to take any action.

Some of the significant features of our plan are as follows:

•	If you are not an existing shareholder, you may enroll in our plan by making an initial cash purchase of our common stock of between $1,000 and $25,000.

•	If you are a shareholder, you can participate in our plan by either making an initial cash investment of between $1,000 and $25,000 or enrolling at least 50 shares of our common stock in our plan.

•	Once enrolled in our plan, you may purchase additional shares of common stock by automatically reinvesting all or any portion of the cash dividends paid on our common stock.

•	You may also purchase additional shares of common stock by making cash purchases of at least $50 at any one time, up to $25,000 per month.

•

You may also make recurring automatic monthly investments by authorizing electronic funds to be transferred from your U.S. bank account. You may make an electronic fund transfer for as little as $50 per month, up to $25,000 per month.

•	Your purchase of shares of our common stock will be free of fees or service charges. We will bear the expenses for any open market purchases.

•

The purchase price of any shares purchased directly from us under our plan will be the average of the high and low trading prices for our common stock quoted on the New York Stock Exchange on the day of purchase. The purchase price of any shares purchased in the open market will be the weighted average price per share paid for all shares purchased in such purchase order.

Participation in our plan is entirely voluntary, and you may terminate your participation at any time. If you do not choose to participate in our plan, you will continue to receive cash dividends, as declared, in the usual manner.

Investing in our common stock involves risks. Before buying our common stock, you should refer to the risk factors in our periodic reports, in any prospectus supplement hereto and in other information that we file with the Securities and Exchange Commission. See “Risk Factors” on page 1.

These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 2, 2018.

No person is authorized to give you any information or to represent anything not contained or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only our common stock offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information incorporated by reference or contained in this prospectus is current only as of its respective date.

Table of

SUMMARY

The following summary does not contain all of the information that may be important to you. You should read the entire prospectus and the documents incorporated by reference in this prospectus before making a decision to invest in our common stock.

About This Prospectus

This prospectus describes the F.N.B. Corporation Dividend Reinvestment and Direct Stock Purchase Plan. Our plan provides a convenient way for current or prospective shareholders to purchase shares of our common stock without paying fees or service charges.

You do not have to be a current shareholder to participate in our plan. You can purchase your first shares of our common stock through our plan by making an initial purchase of between $1,000 and $25,000.

Broadridge Corporate Issuer Solutions, Inc., our transfer agent and registrar for our common stock, administers our plan.

F.N.B. Corporation

We are a diversified financial services company operating in eight states. We provide a full range of commercial banking, consumer banking and wealth management solutions through our subsidiary network which is led by our largest affiliate, First National Bank of Pennsylvania. Our principal executive office is located at One North Shore Center, 12 Federal Street, Pittsburgh, Pennsylvania 15212, and our telephone number is (888) 981-6000. Our common stock is listed for trading on the New York Stock Exchange under the symbol “FNB.”

RISK FACTORS

Investing in our common stock involves certain risks. Potential investors are urged to read and consider the risk factors and other disclosures relating to an investment in our securities described in any applicable prospectus supplement or free writing prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2017, as updated by our subsequent filings under the Securities Exchange Act of 1934, and other reports and documents we file with the Securities and Exchange Commission after the date of this prospectus and that are incorporated by reference herein. You should consider carefully those risks as well as other information contained in this prospectus, any applicable prospectus supplement, the documents incorporated by reference herein or therein, and in any free writing prospectuses that we have authorized for use, before deciding whether to purchase any of our common stock. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock, and you may lose all or part of your investment.

THE PLAN

Administrator of the Plan

We have appointed the transfer agent and registrar for our common stock, Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”), to administer our plan and act as agent for plan participants. Broadridge will hold shares for plan participants, keep records, mail statements, arrange for the purchase and sale of shares for plan participants as described below, and perform other duties required by our plan.

You may contact Broadridge at the following address, website and telephone number:

Broadridge Corporate Issuer Solutions, Inc.

P.O. Box 1342

Brentwood, New York 11717

Overnight Mail

Broadridge Corporate Issuer Solutions, Inc.

Attn: IWS

1155 Long Island Avenue

Edgewood, New York 11717

Telephone

1-844-877-8750 (Inside U.S. and Canada)

1-720-414-6883 (Outside U.S. and Canada)

Website

www.shareholder.broadridge.com/FNB

When contacting Broadridge, please include your account number and the registration of your shares on all correspondence and a telephone number where you can be reached during business hours.

Enrollment

If you meet the requirements outlined below, you are eligible to participate in our plan, whether or not you presently own any shares of our common stock. If you live outside the United States, you should determine whether there are any governmental regulations that would prohibit your participation in our plan.

If you do not currently own any shares of our common stock, you can join our plan by making an initial investment of between $1,000 and $25,000. You can join our plan by returning a completed initial enrollment form to Broadridge along with your check (in U.S dollars and drawn on a U.S. bank) payable to Broadridge/F.N.B. Corp. You can also authorize an individual online investment of at least $1,000 and no more than $25,000 by going online to Broadridge’s website at www.shareholder.broadridge.com/FNB. Broadridge will arrange for an independent broker to purchase shares for your account in the open market or directly from us, and we will pay any fees for you with respect to such purchases. Your account will be established and Broadridge will seek to purchase the initial shares for your account promptly after Broadridge’s receipt of your funds. Broadridge must receive funds for optional investments no later than three business days before any investment date. No interest will be paid on funds held by Broadridge pending investment. See “Purchase of Shares Through the Plan” on page 6 and “Independent Broker” on page 9.

If you already own shares of our common stock and the shares are registered in your name, you may join our plan by going online to Broadridge’s website at www.shareholder.broadridge.com/FNB or by completing and returning an enrollment form to Broadridge and either making an initial cash investment of between $1,000 and $25,000 or enrolling at least 50 shares of our common stock in our plan.

We may also approve initial cash investments in excess of $25,000 as described herein.

If you already own shares of our common stock and the shares are held in “street name” through a brokerage, bank or other intermediary account, you may be able to arrange for your shares of our common stock to be included in our plan. You should consult directly with the entity holding your shares to determine the manner in which that entity is able to include your shares in our plan. If this inclusion is not possible, you will need to request that the entity holding your shares arrange to have some or all of your stock registered in your name and go online to Broadridge’s website at www.shareholder.broadridge.com/FNB or submit an enrollment form to Broadridge requesting that the stock be transferred to our plan. Enrollment requires a minimum of 50 shares of our common stock.

Our eligible employees not currently enrolled in our plan may enroll in our plan by completing the enrollment form and, if they wish to make purchases through payroll deduction by signing an authorization form and returning the forms to Human Resources at the affiliate with which they are employed. Participation by employee participants electing the payroll deduction option will begin on the first payroll date after Human Resources has received the completed forms. Our employees may also participate without payroll deduction by forwarding an initial payment of at least $50 along with their enrollment form.

Investment Options

Once enrolled in our plan, you will have the following options for acquiring additional shares of our common stock through our plan:

Dividend Reinvestment. You may choose to reinvest all or a portion of the cash dividends paid on the shares in your plan account toward the purchase of additional shares of our common stock. You may change your dividend reinvestment election at any time by notifying Broadridge. For a particular dividend to be reinvested, your notification must be received at least five days prior to the record date for that dividend (the record date is normally two weeks prior to the dividend payment date).

If you elect to reinvest your dividends, you may choose to reinvest all of your cash dividends or a portion of your cash dividends. If you choose to reinvest less than all of your dividends, you must elect on our plan enrollment form to reinvest dividends based on the number of whole shares you specify (minimum of 50 shares), and receive a cash dividend payment on all remaining shares. This option allows you to receive an increasing amount of cash each quarter, assuming that the dividend paid by us remains the same for each quarter.

You may have all of your cash dividends remitted to you by check, via U.S. Mail, or by automatic deposit to your U.S. bank account. As an added security measure, Broadridge may apply a five-business day hold period to the initial association of banking account information to investor accounts as sell as changes made to established direct deposit or debit instructions. This hold period is a method of preventing unauthorized transactions.

Optional Cash Investments. You can make your initial purchase of shares of our common stock to enroll in our plan or purchase additional shares of our common stock by using our plan’s optional cash investment feature. Once enrolled in the plan, you may make additional investments of at least $50 at any one time, up to $25,000 per month, unless we waive this limit. Interest will not be paid on amounts held pending investment. You may make your optional cash investments by any of the following four methods:

●

By Recurring Automatic Withdrawal from your U.S. Bank Account. If you wish to make regular purchases, you may authorize a recurring automatic withdrawal from your U.S. bank account by completing a direct debit authorization form. This feature enables you to make ongoing investments without writing a check. You may elect to have funds automatically deducted from your U.S. bank account on a monthly basis on the first day of the month. If one of these dates falls on a bank holiday or weekend, funds will be deducted on the next business day. You may also enroll online through Broadridge’s website at www.shareholder.broadridge.com/FNB. Please allow four to six weeks for the first automatic withdrawal to be initiated. You must notify Broadridge to change or terminate automatic withdrawal.

●

By Individual Online Investment. At any time, participants may make optional cash investments through Broadridge’s website, www.shareholder.broadridge.com/FNB, by authorizing an individual online bank debit from an account at a U.S. bank or financial institution. You should refer to the online confirmation for the account debit date and investment date.

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By Check. You may make optional cash purchases at any time by sending a personal check in the amount of at least $50 drawn on a U.S. bank and payable in U.S. dollars to Broadridge/F.N.B. Corp. Optional cash purchases must be in U.S. dollars and checks must be drawn on a U.S. bank. Due to the longer clearance period we are unable to accept checks clearing through non U.S. banks. Broadridge will not accept cash, money orders, traveler’s checks or third party checks. To facilitate processing of your purchase order, please use the transaction stub located on the bottom of your statement. Mail your payment and transaction stub to the address specified on the statement. If you do not have the transaction stub, you may send your payment to Broadridge accompanied by a letter of instruction which includes all required information.

●

By Payroll Deduction (Eligible Employees of F.N.B. Corporation or its Affiliates only). The minimum contribution amounts described in this prospectus under the subheading entitled “Enrollment” (see page 2) are not applicable to contributions made by employee participants through payroll deduction. Our employees and employees of our affiliates may elect to make regular purchases under our plan by authorizing an automatic deduction from their paychecks. The minimum payroll deduction permitted is $10 per pay period, and payroll deductions may be authorized in any amount in excess of the $10 minimum deduction so long as it is a multiple of $5. However, employee participants who elect to make optional cash purchases, but do not elect payroll deduction, are subject to the minimum and maximum contribution amounts applicable to plan participants generally as described in this prospectus under the subheading entitled “Enrollment” (see page 2). An employee participant may increase or decrease the amount of or discontinue his or her authorized payroll deduction at any time by completing and signing the appropriate form and returning it to Human Resources.

•

Waiver of Limitations. You may make initial cash payments and optional cash payments in excess of $25,000 per month only pursuant to our written waiver of limitation for the total amount submitted. A copy of our written approval must accompany cash payments to which this limitation applies. You may direct requests for waiver of the $25,000 limitation (a “Request for Waiver”) and other questions concerning waivers to F.N.B. Corporation, Shareholder Services Administrator, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148.

It is solely within our discretion as to whether we will grant, in whole or in part, any waiver of the allowable maximum amounts. In deciding whether to accept or reject a Request for Waiver in whole or in part, we may consider, among other things: (1) our need for additional funds; (2) our desire to obtain such funds through the sale of our common shares as compared to other sources of funds; (3) the purchase price likely to apply to any sale of our common stock; (4) the extent and nature of your participation in our plan; (5) the number of shares of common stock you hold of record; (6) the total amount of optional cash investments in excess of $25,000 for which requests have been submitted; and (7) the order of receipt of the applicable Request for Waiver. If participants submit requests for any investment date for an aggregate amount in excess of the amount that we are willing to accept, we may honor the requests in order of receipt, pro rata or by any other method which we determine to be appropriate.

In general, we will decide whether to approve a submitted Request for Waiver within three business days after our receipt of the request. If you do not receive a response from us in connection with your request, you should assume we have denied your request.

Shares purchased pursuant to any Request for Waiver may be purchased directly from us or through open market purchases and will be priced in the manner described below under “Pricing of Shares Purchased in the Open Market” on page 7 or “Pricing of Shares Purchased Directly From Us” on page 7, as is applicable.

Purchase of Shares Through the Plan

Broadridge will arrange to acquire shares needed to effect purchases under our plan, including both shares purchased upon reinvestment of dividends and shares purchased with optional cash payments, either by using a broker that is not affiliated with us, an independent broker, to effect such purchases in ordinary, open market transactions, or by purchasing the shares directly from us. You will not receive interest on any amounts pending the investment of such amounts in our common stock.

All fractional shares purchased through our plan will be calculated to the sixth decimal place and credited to your account in book entry form.

Broadridge will seek to purchase shares from optional cash payments promptly after the funds are received. Funds from employee payroll deductions are invested on the next available optional cash investment date after receipt by Broadridge. Broadridge will determine the actual investment date for optional cash payments. Broadridge will reinvest dividends on the dividend payment date. Under our plan, directions to purchase shares on a specific day or at a specific price cannot be accepted. The actual purchase date or purchase price paid for any shares purchased through our plan cannot be guaranteed.

Broadridge will combine your funds with those of other participants for the purposes of making purchases.

Pricing of Shares Purchased in the Open Market. Broadridge may combine plan participant purchase requests with other purchase requests received from other plan participants and may submit the combined purchase requests in bulk to Broadridge’s broker as a single purchase order. Purchase requests may be combined, at Broadridge’s discretion, according to one or more factors such as purchase type (e.g., dividend reinvestment, one-time ACH, check, etc.), request date, or request delivery method (e.g., online, regular mail, etc). Broadridge will submit bulk purchase orders to its broker as and when required under the terms of the plan. Broadridge’s broker may execute each bulk purchase order in one or more transactions over one or more days, depending on market conditions. Each participant whose purchase is included in each bulk purchase order will receive the weighted average market price of all shares purchased by Broadridge’s broker for such order. We will pay on your behalf all fees incurred by our plan for such purchases, but such payments will constitute income to you for income tax purposes.

Pricing of Shares Purchased Directly from Us. For any plan shares purchased directly from us, your purchase price per share will be the average of the high and low trading prices of our common stock quoted on the New York Stock Exchange on the investment date. For quarterly reinvestment of dividends, your price per share will be the average of the high and low trading prices of our common stock quoted on the New York Stock Exchange on the dividend payment date. If our common stock does not trade on the New York Stock Exchange on the day on which the shares are to be priced, then we will determine the price per share on the basis of such market quotations as we consider appropriate.

Shares purchased pursuant to any Request for Waiver may be purchased directly from us or through open market purchases and will be priced in the manner described above under “Pricing of Shares Purchased in the Open Market” or “Pricing of Shares Purchased Directly From Us”, as is applicable.

Sale of Shares Held Under the Plan

You may sell any number of shares held in your plan account, provided that you maintain the minimum required balance. You may withdraw shares from the plan and arrange for the sale of the shares through a broker-dealer of your choice. See “Issuance of Certificates/Withdrawal from Plan” on page 11. Alternatively, you may request that Broadridge arrange for the sale of your shares as described below. See “Independent Broker” on page 9.

For any sale of your plan shares through Broadridge, you will receive your portion of the proceeds of the sale less a sales transaction fee and applicable per share fees, and any required tax withholdings. See “Plan Service Fees” on page 12 or the sales methods described below and “U.S. Federal Income Tax Information” on page 14. You may have the net proceeds of any sale of your shares held under the plan remitted to you by check, via U.S. mail, or by automatic deposit in your U.S. bank account. As an added security measure, Broadridge may apply a five business-day hold period to the initial association of banking account information to investor accounts as well as changes made to established direct deposit or direct debit instructions. This hold period is a method of preventing unauthorized transactions.

You may request that Broadridge sell shares credited to your plan account. All sales requests will be submitted as batch order sales. A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by Broadridge will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Broadridge will seek to sell shares in round lot (100 shares) transactions. For this purpose, Broadridge may combine each selling participant’s shares with those of other selling participants. In every case of a batch order sale, the proceeds to each selling participant for each share sold will be the weighted average sale price obtained by Broadridge’s broker for each aggregate order placed by Broadridge and executed by the broker, minus a per share fee of $0.03. Each batch order sale will also incur a transaction fee of $10.

All per share processing fees include any brokerage commissions Broadridge is required to pay. An additional $15 will be charged if the assistance of a Customer Service Representative is required when selling shares.

Broadridge may, for various reasons, require a transaction request to be submitted in writing. You should contact Broadridge to determine if your particular request, including any sales request, must be submitted in writing. Broadridge reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the program are sold, and no one, other than Broadridge, will select the broker(s) or dealer(s) through or from whom sales are to be made.

You should be aware that the price of our shares may rise or fall during the period between a request for sale, its receipt by Broadridge and the ultimate sale on the open market. Instructions sent to Broadridge to sell shares are binding and may not be rescinded.

Please note that if you do not purchase shares in our plan by automatic withdrawal or payroll deduction and your total holdings in our plan fall below the fifty share minimum number of shares as established by us, from time to time, Broadridge may in its sole discretion liquidate the balance of shares in your plan account and pay the proceeds to you, less any applicable fees, and close your plan account.

Timing and Control

Because Broadridge will purchase or sell the shares on behalf of our plan, you will not have the authority or power to control the timing or pricing of these transactions. Therefore, you will bear the market risk associated with fluctuations in the price of our common stock. In other words, when you send in funds to purchase or a request to sell shares, the market price of our common stock may go down or up between the time you send in your order and the time your transaction is completed.

Independent Broker

At our discretion, purchases and sales of shares of our common stock for plan participants will be effected either through a direct purchase from, or sale to, us or by an independent broker appointed by Broadridge.

When Broadridge effects purchases or sales of shares for the accounts of plan participants by an independent broker, the independent broker will purchase or sell all such shares in ordinary open market transactions over the New York Stock Exchange. Neither we nor Broadridge nor any of our other affiliates may exercise any control over any of the following aspects of transactions effected through an independent broker:

•

the number of shares to be purchased or sold for our plan by the independent broker, which number will be determined by the independent broker based on the number of shares required to fund dividend reinvestment for participants or optional cash purchases by plan participants since the most recent purchase of shares by the independent broker for plan participants or otherwise to complete sale orders requested by Broadridge;

•	the price at which shares are purchased or sold;

•

the timing of purchases or sales, except for our plan provisions requiring purchases or sales to occur within five business days or, in the case of purchases to fund dividend reinvestment, on each dividend date;

•	the manner in which shares are purchased; or

•	the selection of any broker or dealer, other than the independent broker, through which purchases or sales may be effected.

Safekeeping of Your Stock Certificates and Book Entry

Shares of our common stock purchased for your account under our plan will be maintained in your plan account in “book entry form.” This means you will not receive a stock certificate; rather a record of your ownership position will be maintained by computer or other electronic media. Certificates for shares held in book entry form under our plan will be issued upon telephone or written request to Broadridge. See “Issuance of Certificates/Withdrawal from Plan” on page 11. You will receive a statement detailing the status of your holdings following each investment. For more information, see “Tracking Your Investments” on page 13.

In addition, you may use the plan’s safekeeping service (book entry form) to deposit your existing F.N.B. common stock certificates at no cost. Safekeeping is beneficial because you greatly reduce the risk and cost associated with the loss, theft or destruction of your stock certificates.

To use the plan’s safekeeping service, send your certificates to Broadridge by registered or certified mail, with return receipt requested, or some other form of traceable mail, and properly insured, with written instructions to deposit them in safekeeping. Do not endorse the certificate or complete the assignment section. Please note that you will bear the full risk of loss in the event your certificates are lost prior to receipt by Broadridge.

Gifts or Transfers of Shares to Another Person’s Plan Account

You can give or transfer shares held under your account under our plan to another person’s plan account by any of the following methods:

•	making an initial cash investment of between $1,000 and $25,000 or transfer at least 50 shares of our common stock from your plan account to a plan account established in the recipient’s name; or

•	submitting an optional cash investment on behalf of an existing participant in our plan in an amount not less than $50 per investment, and not exceeding $25,000 per month; or

•

authorizing an automatic withdrawal from your U.S. bank account of a specified amount of between $1,000 and $25,000 initially and $50 at any one time subsequently to be contributed to the recipient’s plan account.

The transfer of shares to another person’s plan account is subject to compliance with any applicable laws. To effect such a transfer, you must execute a stock transfer form, have your signature guaranteed by a financial institution participating in the Medallion Guarantee Program and return the stock transfer form to Broadridge. The Medallion Guarantee Program ensures that the individual signing the certificate or initiating the instruction is in fact the registered owner of the shares. You may obtain a stock transfer form from Broadridge. If the person to whom the shares are gifted or transferred is not a plan participant, Broadridge will open an account for the person and enroll him or her in our plan upon receipt of a completed enrollment form.

You may not pledge or grant a security interest in plan shares unless certificates representing the shares have been issued to you by Broadridge.

If you need additional assistance, please call Broadridge at 1-844-877-8750 (inside U.S. and Canada) or 1-720-414-6883 (outside U.S. and Canada).

Issuance of Certificates/Withdrawal from Plan

You can withdraw all or some of the shares from your plan account by notifying Broadridge by telephone at 1-844-877-8750 (inside U.S. and Canada) or 1-720-414-6883 (outside U.S. and Canada) or in writing to the address listed on page 2. Upon withdrawal or termination, whole shares held in your plan account will continue to be held in a book-entry position registered in your name. In lieu of your shares being held in a book-entry position, you can also request a certificate for the number of whole shares of our common stock. In either instance, if you terminate your plan account, you will receive a check for the cash value of any fractional share. The amount of the check will be based on the then current price of our shares, less any applicable fees.

If notice of termination is received near a record date for a plan account whose dividends are to be reinvested, Broadridge, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf. In the event reinvestment is made, Broadridge will process the termination as soon as practicable.

Plan Service Fees

The following plan service fees are subject to change from time to time by Broadridge. When a fee is assessed, Broadridge will deduct the applicable fees from either cash being held pending investment or proceeds from a sale.

Enrollment Fee	No charge

Purchase of shares	No charge

Reinvestment of dividends	No charge

Optional cash investments via check or automatic investment	No charge

Safekeeping of stock certificates	No charge

Certificate issuance	No charge

Sale of shares (partial or full):

Batch order sales fee	$10 plus, $0.03 per common share

Historical Research Fee	$ 25

Replacement Check Fee	$ 15

Returned checks and failed electronic funds transfers due to insufficient funds, stop pay orders, closed accounts, etc.

(see “Insufficient Funds Assessments” below)	$ 30

Original statements	No charge

Duplicate statements:

Current year statements	No charge

Statements for prior calendar year periods	$25 flat fee per request

All per share fees include any brokerage commissions Broadridge is required to pay. The applicable fees will be deducted from proceeds from a sale. We may change the fees assessed on participants at any time. We will give you notice of any fee increase before the increase becomes effective with respect to you.

Insufficient Funds Assessments. A fee will be assessed for any check that is returned or any electronic funds transfer that fails due to insufficient funds, stop pay order, closed account or due to other failure. By enrolling in our plan, you agree that in the event Broadridge purchases shares on your behalf and your payment for the shares fails due to insufficient funds, stop pay order, closed account or other failure, Broadridge may sell any shares held in your plan account in an open market transaction in order to collect the insufficient funds assessment and to recover any transaction costs and losses incurred by Broadridge in purchasing the shares.

Tracking Your Investments

Statements of your plan account activity will be sent to you after each transaction, which will simplify your record keeping. Each account statement will show the amount invested, the purchase or sale price, the number of shares purchased or sold and any applicable service fees, as well as any activity associated with share deposits or withdrawals. The statement will also include specific cost basis information in accordance with applicable law. In addition, you will receive copies of the same communications sent to all other holders of our shares, such as annual reports and proxy statements. You also will receive any U.S. Internal Revenue Service (‘‘IRS’’) information returns, if required.

You are responsible for maintaining your own record of the cost basis of the shares deposited with Broadridge or purchased through our plan. Accordingly, we urge you to retain your account statements to establish the cost basis of shares purchased under our plan for income tax and other purposes. See “U.S. Federal Income Tax Information” on page 14.

You should notify Broadridge promptly of any change in your name or address since Broadridge will mail all notices, account statements and reports to you at your address of record.

Stock Splits, Stock Dividends and Other Distributions

In the event we pay dividends in shares of our common stock, or if we distribute our common stock in connection with any stock split or similar transaction, your plan account will be adjusted to reflect the receipt of our common stock so paid or distributed.

Voting of Proxies

Prior to any meeting of our shareholders, we will provide to you proxy materials, including voting instructions, which will allow you to vote by proxy all of the shares for which you hold certificates and the shares, whole and fractional, held in your plan account.

Limitation of Liability

Neither we nor Broadridge nor any independent broker appointed to effect purchases or sales under our plan will be liable for any act or for any omission to act except in the case of willful misconduct or gross negligence. This includes, without limitation, any claims of liability for:

•	failure to terminate your account upon your death prior to receiving written notice of such death; or

•	the prices at which or dates on which any plan transactions take place; or

•	any fluctuation in the market value of our common stock before or after your sale or purchase order to Broadridge is completed.

Neither we nor Broadridge can assure you a profit or protect you against a loss on the shares you purchase or sell under our plan.

Plan Modification or Termination

We reserve the right to change any administrative procedures of our plan at any time. We also reserve the right to amend, modify, suspend or terminate our plan at any time. You will receive notice of any such suspension, modification or termination.

Change of Eligibility; Termination of Participation

We reserve the right to deny, suspend or terminate your participation in our plan if we determine, in our sole discretion, that you are using our plan for purposes inconsistent with the intended purpose of our plan. In such event, Broadridge will notify you in writing and will continue to safekeep your shares but will no longer accept cash investments or reinvest your dividends. Broadridge will issue to you upon request a stock certificate evidencing your whole plan shares and a check for any fractional shares, less any applicable fees.

U.S. FEDERAL INCOME TAX INFORMATION

The following is a summary of certain U.S. federal income tax considerations of participation in our plan. This summary is based on provisions of the federal income tax laws as in effect on the date of this Prospectus, which are subject to change, possibly with retroactive effect. This discussion does not purport to be complete or to deal with all aspects of federal income taxation that may be relevant to participants in light of their particular circumstances or who are subject to special rules, such as banks, thrift institutions and certain other financial institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies, certain securities traders, tax-exempt investors, individual retirement accounts, certain tax-deferred accounts and foreign investors. This summary is not binding on the Internal Revenue Service (“IRS”) and no ruling has been or will be sought from the IRS regarding the tax consequences of participation in our plan. Participants are urged to consult their own tax or financial advisors with respect to the U.S. federal, state, local and foreign tax consequences of participation in our plan. Unless otherwise noted, this discussion assumes that participants are U.S. persons and hold shares as capital assets.

Dividend Income and Tax Basis for Participating Shareholders

In general, distributions paid on our common stock are taxable to you as dividends to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that such distributions exceed our current or accumulated earnings and profits, the excess will constitute a return of capital that is applied against, and will reduce, your basis in our common stock, but not below zero, and then will be treated as gain from the sale of such stock. Some corporate shareholders may be entitled to a dividends received deduction with respect to amounts treated as ordinary dividend income.

Reinvested Cash Dividends. Distributions on your shares of our common stock, even though reinvested in shares of our common stock under our plan and therefore not paid in cash to you, are nonetheless a taxable dividend to you for federal income tax purposes, to the extent made from our current or accumulated earnings and profits. If you receive shares that are issued directly by us through reinvestment of dividends under our plan, you will be treated as receiving a distribution equal to the fair market value of such shares, calculated as of the date when the shares are credited to your account. If you receive shares that were purchased in the open market, you will be treated as receiving a distribution equal to the amount of the cash dividend that you could have received if you had not participated in our plan. We will pay on your behalf per share fees and other fees incurred by our plan for such purchases, but such payments will be treated as a distribution to you and will constitute taxable income to you for income tax purposes to the extent of our current or accumulated earnings and profits. Per share fees include any brokerage commissions Broadridge is required to pay. See “Purchase of Shares Through the Plan” on page 6. Your tax basis of such shares will be equal to the amount of the distribution you are treated as receiving. Participants will receive an IRS Form 1099-DIV indicating the amount of dividends paid or constructively paid during the year, whether or not the dividends are reinvested, shortly after year-end.

Optional Cash Payments. The purchase of shares with optional cash payments generally will not result in taxable income to a participant in our plan. However, in the case of shares purchased in the open market, you will be treated for federal income tax purposes as having received a taxable dividend distribution in an amount equal to any per share fees paid by us to obtain those shares, to the extent of our current or accumulated earnings and profits. If you acquire shares with optional cash payments, the tax basis of shares purchased with optional cash payments will be equal to the amount of the optional payment that you made, increased by any per share fees treated as dividend income to you. See “Optional Cash Investments” on page 4. Per share fees include any brokerage commissions Broadridge is required to pay.

You should consult your tax advisor regarding the tax consequences of account transactions based upon your particular circumstances. In addition, employee participants holding restricted shares issued under any of our benefit plans imposing vesting, holding period or other restrictions on shares issued under such plan should refer to the prospectus relating to the applicable Stock Plan for a discussion of the tax consequences of ownership of and transactions with respect to such shares.

Holding Period

The holding period for common stock purchased through dividend reinvestment or optional cash payments generally begins on the date following the day on which the shares are credited to your account.

Sale of Shares

Participants will generally recognize gain or loss when shares acquired under our plan (including fractions of a share) are sold at their request through the Plan Administrator or are sold after withdrawal from or termination of our plan. The amount of such gain or loss will be the difference between: (1) the amount that the participant received for the shares (or fraction of a share) and (2) the tax basis thereof.

Dividend Withholding

Dividends on participants’ shares and proceeds from the sale of shares held in our plan generally will be subject to backup withholding tax (currently at a rate of 28%) unless a participant provides a properly completed IRS Form W-9 to the Plan Administrator. Only the amount of dividends net of any withholding tax will be available for reinvestment under our plan. Any amount withheld as backup withholding tax will be allowable as a refund or credit against a participant’s U.S. federal income tax liability. Dividends paid on shares held in our plan for participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities generally are subject to a withholding tax (currently at a rate of 30%). The withholding tax may be reduced or eliminated by treaty between the U.S. and the country in which the participant resides, if the participant provides appropriate documentation to claim the benefit of the treaty. Only the amount of dividends net of any withholding tax will be available for reinvestment under our Plan.

USE OF PROCEEDS

Any proceeds to us from the sale of shares of common stock pursuant to our plan will be used for general corporate purposes, including investments in and advances to our subsidiaries. We will not receive any proceeds in connection with shares acquired for our plan through open market purchases.

PLAN OF DISTRIBUTION

Broadridge will arrange to acquire shares needed to effect purchases under our plan (including both shares purchased upon reinvestment of dividends and shares purchased with optional cash payments) either by using the independent broker to effect such purchases in ordinary, open market transactions, or by purchasing the shares directly from us. Our only efforts to solicit purchases under our plan will be to mail this prospectus to our shareholders and respond to any requests made by our shareholders or others regarding participation in our plan.

Persons who acquire shares of our common stock through our plan and resell them shortly after acquiring them, including coverage of short positions, under some circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, or the Exchange Act, and may be considered to be underwriters within the meaning of the Securities Act of 1933, or the Act. We will not extend to this person any rights or privileges other than those to which such person would be entitled as a participant, nor will we enter into any agreement with the person regarding the person’s purchase of the shares or any resale or distribution thereof.

We may approve requests for optional cash purchases in excess of allowable maximum limitations. If participants submit requests for any investment date for an aggregate amount in excess of the amount that we are willing to accept, we may honor the requests in order of receipt, pro rata or by any other method which we determine to be appropriate.

We will pay any and all fees and related expenses incurred in connection with purchases of our common stock under our plan. In connection with any sale of plan shares by a participant through the independent broker under our plan, a participant will receive the proceeds of that sale less a per share fee any required tax withholdings or transfer taxes, and the transaction fee. See “Independent Broker” on page 9 and “Plan Service Fees” on page 12.

LEGAL MATTERS

James G. Orie, our Chief Legal Officer, has rendered an opinion regarding the validity of our common stock covered by this prospectus.

EXPERTS

The consolidated financial statements of F.N.B. Corporation and subsidiaries appearing in our Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of F.N.B. Corporation’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any report, statement or other information we have filed with the Commission at the public reference room maintained by the Commission at 100 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for information about the public reference room. Our filings with the Commission are also available to the public from commercial document retrieval services, at the website maintained by the Commission at www.sec.gov and at our website at www.fnbcorporation.com.

We have filed a registration statement on Form S-3 to register with the Commission with respect to the common stock offered under this prospectus. This prospectus is part of that Registration Statement. As allowed by rules of the Commission, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The Commission allows us to “incorporate by reference” certain information in this prospectus, which means that we can disclose important information to you by referring you to another document that we have filed with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in the prospectus or a prospectus supplement. This prospectus incorporates by reference the following documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2017; and

•	the description of our common stock contained in our registration statement filed pursuant to Section 12 of the Exchange Act.

We further incorporate by reference all additional documents that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date the offering under this prospectus is terminated; provided, however, that we are not incorporating any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. These incorporated documents contain important information about us.

Upon request we will provide, without charge, a copy of any or all of the documents incorporated by reference in this prospectus (other than exhibits to the documents, unless the exhibits are specifically incorporated by reference). Your requests for copies should be directed to Broadridge, P.O. Box 1342, Brentwood, New York 11717;

1-844-877-8750 (inside U.S. and Canada) or 1-720-414-6883 (outside U.S. and Canada). These documents are also available at our website at www.fnbcorporation.com.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The estimated expenses of issuance and distribution to be borne by F.N.B Corporation are as follows:

Filing fee of Securities and Exchange Commission relating to registration statement (actual)	$7,219
Printing and distribution expenses	20,737
Legal and accounting expenses	13,500
NYSE listing fee expenses	10,000
Miscellaneous	300

Total	$51,756

Item 15.	Indemnification of Directors and Officers.

The Pennsylvania Business Corporation Law permits corporations to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

With respect to proceedings by or in the right of the corporation, the Pennsylvania Business Corporation Law permits a corporation to indemnify the same persons listed above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of the action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. However, indemnification is not available for any claim, issue or matter as to which the person is adjudged to be liable, unless a court of common pleas where the registered office of the corporation is located or the court in which the action was brought determines that he or she is fairly and reasonably entitled to indemnity.

The articles of incorporation and bylaws of F.N.B Corporation (“F.N.B.”) provide that F.N.B. shall indemnify its directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of F.N.B. or otherwise) arising out of their service to F.N.B. or to another organization at F.N.B.’s request, or because of their positions with F.N.B. F.N.B.’s bylaws also state that F.N.B. shall pay the expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the director or officer to repay those amounts if it is ultimately determined that he or she was not entitled to be indemnified. F.N.B.’s articles of incorporation further provide that F.N.B. may purchase and maintain insurance to protect itself and any such director or officer against any liability, cost or expense asserted against or incurred by him or her with respect to such service, whether or not F.N.B. would have the power to indemnify him or her against such liability by law or under the provisions of this paragraph.

F.N.B. maintains insurance policies insuring directors and officers against certain liabilities they may incur in their capacity as such.

Item 16.	Exhibits.

Exhibit Number

3.1	Articles of Incorporation of F.N.B. Corporation, effective as of August 30, 2016 (Incorporated by reference to Exhibit 3.1. of FNB’s Current Report on Form 8-K filed on August 30, 2016).

3.2	By-laws of F.N.B. Corporation, effective as of August 30, 2016 (Incorporated by reference to Exhibit 3.1 to FNB’s Current Report on Form 8-K filed on August 30, 2016).

4.1	Warrant to purchase up to 1,302,083 shares of Common Stock, issued to the United States Department of Treasury (incorporated by reference to Exhibit 4.2 of F.N.B. Corporation’s Current Report on Form 8-K filed on January 14, 2009).

4.2	Warrant to purchase up to 342,564 shares of Common Stock, issued to the United States Department of Treasury (incorporated by reference to Exhibit 4.1 of F.N.B. Corporation’s Current Report on Form 8-K filed on April 8, 2013).

4.3	Warrant to purchase up to 207,320 shares of Common Stock, issued to the United States Department of Treasury (incorporated by reference to Exhibit 4.1 of F.N.B. Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017).

5.1	Opinion of James G. Orie

23.1	Consent of Ernst & Young LLP

23.2	Consent of James G. Orie (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)        That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)        Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)        Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on the 28th day of February, 2018.

F.N.B. CORPORATION

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
Chairman, President and
Chief Executive Officer

Know all men by these presents, that each person whose signature appears below constitutes and appoints Vincent J. Calabrese, Jr. and James G. Orie, and each or either of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution, for such person, and in such person’s name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent J. Delie, Jr. Vincent J. Delie, Jr.	Chairman, President and Chief Executive Officer and a Director (principal executive officer)	February 28, 2018

/s/ Vincent J. Calabrese, Jr. Vincent J. Calabrese, Jr.	Chief Financial Officer (principal financial officer)	February 28, 2018

/s/ James L. Dutey James L. Dutey	Corporate Controller and Senior Vice President (principal accounting officer)	February 28, 2018

/s/ Pamela Bena Pamela Bena	Director	February 28, 2018

/s/ William B. Campbell William B. Campbell	Director	February 28, 2018

/s/ James D. Chiafullo James D. Chiafullo	Director	February 28, 2018

/s/ Mary Jo Dively Mary Jo Dively	Director	February 28, 2018

/s/ Stephen J. Gurgovits Stephen J. Gurgovits	Director	February 28, 2018

/s/ Robert A. Hormell Robert A. Hormell	Director	February 28, 2018

/s/ David J. Malone David J. Malone	Director	February 28, 2018

/s/ D. Stephen Martz D. Stephen Martz	Director	February 28, 2018

/s/ Robert J. McCarthy, Jr. Robert J. McCarthy, Jr.	Director	February 28, 2018

/s/ Frank C. Mencini Frank C. Mencini	Director	February 28, 2018

/s/ David L. Motley David L. Motley	Director	February 28, 2018

/s/ Heidi Nicholas Heidi Nicholas	Director	February 28, 2018

/s/ John S. Stanik John S. Stanik	Director	February 28, 2018

/s/ William J. Strimbu William J. Strimbu	Director	February 28, 2018